Exhibit 4.17

GENERAL SECURITY AGREEMENT

THIS GENERAL SECURITY AGREEMENT is made as of May 19, 2004 by ADB SYSTEMS INTERNATIONAL LTD., an Ontario corporation, in favour of:

STONESTREET LIMITED PARTNERSHIP

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are acknowledged by the Company, the Company agrees with the Investor as follows:

1.             Definitions.  In this Agreement, unless defined elsewhere in this Agreement, capitalized terms shall bear the meanings set out in Schedule “A”.

2.             Grant of Security.  As general and continuing collateral security for the due payment and performance of the Indebtedness, the Company grants to the Investor a security interest in the Collateral, mortgages and charges the Collateral in favour of the Investor, and assigns the Collateral, in favour of the Investor.

3.             Attachment.  The Security Interests created in this Agreement are intended to attach: (i) to existing Collateral when the Company signs this Agreement; and (ii) to Collateral subsequently acquired by the Company immediately upon the Company acquiring any rights in such Collateral.

4.             Limitations on Grant of Security.  The Security Interests created by this Agreement do not extend to any Excluded Collateral.  All Excluded Collateral shall be held by the Company in trust for the Investor and, on the exercise by the Investor of any of its rights under this Agreement following a Default, will be assigned and otherwise dealt with by the Company as directed by the Investor.

5.             Representations and Warranties.  The Company represents and warrants to the Investor that:

(a)           Legal Name of Company.  The name of the Company set out on the first page of this agreement is the full legal name of the Company set out in the Company’s constating documents, as amended and in effect on the date hereof.

(b)           Place of Business and Location of Records.  The Company’s chief executive office, the location of the office where it keeps its records respecting its accounts receivable, and all other places of Business of the Company are listed on Schedule “B” hereto.

(c)           Title; No Other Security Interests.  The Company owns (or, with respect to any leased or licensed property forming part of the Collateral, holds a valid leasehold or licensed interest in) the Collateral free and clear of any Security Interests, other than Permitted Security Interests.

(d)           No Contravention of Other Obligations.  The Company is duly incorporated and has the power and authority to grant to the Investor the Security Interests created by this Agreement and to execute and deliver and perform its obligations under this

Agreement and such execution, delivery and performance does not contravene any of the Company’s constating documents or by-laws or to the best of its knowledge, any material agreements or instruments to which the Company is a party.

(e)           Enforceability.  This agreement is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject only by bankruptcy, insolvency and any other laws of general application affecting creditors’ rights and by rules of equity.

(f)            Ownership of Collateral.  The Company is, or is to become, the owner of the Collateral and has, or will have when the Collateral is acquired, the right to create a security interest in the Collateral in favour of the Investor.

6.             Covenants.  The Company covenants and agrees with the Investor that:

(a)           Delivery of Information Regarding Collateral.  The Company shall forthwith on request, furnish to the Investor in writing all information requested by the Investor, acting reasonably, relating to the Collateral (including reports, statements and schedules further identifying and describing the Collateral), forthwith on request, furnish to the Investor descriptions of any material Collateral acquired after this Agreement is executed, and the Investor shall be entitled from time to time, upon reasonable notice, to inspect the Collateral and to take temporary custody of and make copies of all documents relating to the Collateral and for such purposes the Investor shall, upon reasonable notice, have access to all premises occupied by the Company or where the Collateral or any of it may be found.

(b)           Further Documentation.  The Company shall from time to time forthwith on the Investor’s request do, make and execute all such financing statements, further assignments or agreements, documents, schedules to this Agreement, acts, matters and things as may be required by the Investor, acting reasonably, of or with respect to the Collateral or any part thereof or as may be required to give effect to these presents.

(c)           No Change in Location of Collateral etc.  The Company will not change its chief executive office or the location of the Collateral, (other than Inventory enroute from suppliers or enroute to the Company or on lease or on consignment) or the location of the office where it keeps its records respecting the Accounts, without providing to the Investor such additional security and priority agreements, if any, as the Investor may reasonably require and without obtaining the prior written approval of the Investor, which approval shall not be unreasonably withheld.

(d)           Notices.  The Company agrees to immediately notify the Investor, if any person, firm or corporation has the right to go into, collect or seize possession of any part of the Collateral by means of execution, garnishment or other legal process.

(e)           Payments Relating to Collateral.  The Company agrees to make all payments and keep current all accounts which the Company is obliged to pay and which, if not paid, may result in an encumbrance against the Collateral and will provide to the Investor such information requested by it from time to time to evidence that such payments have been made.

(f)            Limitations on Other Security Interests.  The Company will not create, incur or permit to exist, and will defend the Collateral against, and will take such other action as is necessary to remove, any and all Security Interests on and claims in respect of the Collateral other than the Permitted Security Interests and the Company will defend the right, title and interest of the Investor in and to the Collateral against the claims and demands of all Persons.

(g)           Limitations on Dispositions of Collateral.  The Company will not, without the Investor’s prior written consent, which consent shall not be unreasonably withheld or delayed, sell, lease or otherwise dispose of any of the Collateral, except in the ordinary course of business.  Following Default, all Proceeds of the Collateral (including all amounts received in respect of Accounts), whether or not arising in the ordinary course of the Company’s business, will be held (if received prior to the Default) or received and held (if received after the Default) by the Company as trustee for the Investor and will be immediately paid to the Investor upon request by the Investor.

(h)           Maintenance of Collateral. The Company will maintain all tangible Collateral in good operating condition, ordinary wear and tear excepted, and the Company will provide all maintenance, service and repairs necessary for such purpose.  Further, the Company shall take all action as necessary, desirable or reasonably requested by the Investor to preserve the Excluded Collateral and all benefits deriving therefrom for the benefit of the Investor.

(i)            Payment of Taxes.  The Company will from time to time pay or cause to be paid all taxes, assessments, levies and similar impositions of every nature and kind whatsoever (“Taxes”) which may be levied, assessed or imposed on the Collateral or any part thereof.  The Company will from time to time pay or cause to be paid all Taxes, general and special, ordinary or extraordinary, of every nature and kind whatsoever, including local improvement taxes, which shall be levied, assessed or imposed upon the Collateral or any part thereof, or upon the Company or any other person on account thereof, save and except when and so long as the validity of any such Taxes, is in good faith contested by the Company, and, if applicable, the same remain Permitted Security Interests.  The Investor may, at any time and from time to time, at the Company’s expense, obtain from the municipality pertaining to the lands, a tax certificate confirming the status of property taxes in respect of such lands.

(j)            Insurance.  The Company will keep the Collateral insured with financially sound and reputable companies against loss or damage by fire, explosion, theft and such other risks in such amounts and upon such terms as would a reasonably prudent owner of similar property.  The Company will, from time to time at the Investor’s reasonable request, deliver the applicable insurance policies (or satisfactory evidence of such policies) to the Investor.  If the Company does not obtain or maintain such insurance, the Investor may, but need not, do so, in which event the Company will immediately on demand reimburse the Investor for all payments made by the Investor in connection with obtaining and maintaining such insurance, and until reimbursed any such payment will form part of the Indebtedness and will be secured by the Security Interests created by this Agreement.

7.             Survival of Representations, Warranties and Covenants.  All agreements, representations, warranties and covenants made by the Company in the Security Documents (except as may be otherwise specified therein) will survive the execution and delivery of this Agreement or any investigation made at any time by or on behalf of the Investor and any disposition or payment of the Indebtedness until repayment and performance in full of the Indebtedness.

8.             Default.  Any one or more of the following events shall constitute a “Default” pursuant to this Agreement:

(a)           Failure to Pay.  If the Company fails to make payment of any principal or interest on account of the Indebtedness when the same shall become due and such Default shall continue for a period of two (2) Business Days after a notice in writing of such default has been given by the Investor to the Company.

(b)           Default under Agreements.

(i)            If the Company defaults under the Secured Covertible Note, the subscription agreement under which the Secured Covertible Note is subscribed, or any agreement which are schedules to the foregoing; or

(ii)           if the Company defaults under any secured debt obligations of the Company other than the Secured Covertible Note.

(c)           Failure to Comply with Covenants.  If the Company defaults in observing or performing any other covenant or condition of the Security Documents in its part to be observed or performed and if such default shall continue for a period of 10 Business Days after a notice in writing has been given by the Investor to the Company specifying such default, provided that in the case of a Default which cannot be remedied simply by payment of money such Default shall be deemed not to have occurred if, and so long as, the Company shall have within such 10 Business Day period commenced to remedy such Default and diligently pursued the remedying thereof.

(d)           False Representations.  If any representation or warranty of the Company made hereto in any certificate or other instrument or document furnished by the Company to the Investor shall have been false or misleading in any material respect when made.

(e)           Failure to Pay Taxes, etc.  If the Company fails to pay taxes, rates, levies, duties, public utility charges and assessments, which shall be levied, assessed or imposed upon the Collateral or any part thereof, or upon the Company on account thereof (save and except when and so long as the validity thereof is in good faith contested by the Company and the same remain Permitted Security Interests) and any such Default as aforesaid shall continue either for a period of 30 days after written notice to the Company from the Investor.

(f)            Appointment of Receiver.  If a receiver or receiver and manager or a liquidator or a trustee in bankruptcy of the Company for all or substantially all of the assets of the Company shall be appointed and the Company fails to seek to set aside such appointment within 30 days after such appointment or if the Company acquiesces to such appointment.

(g)           Inability of Pay Debts Generally.  If the Company shall admit its inability to pay its debts generally as they become due or otherwise acknowledge its insolvency or an effective resolution passed for the winding-up of the Company or if the Company shall make an assignment for the benefit of its creditors or if the Company shall make a proposal to its respective creditors under a bankruptcy act.

(h)           Declaration of Bankruptcy or Insolvency Under the Law.  If the Company declares bankruptcy or insolvency under any law relating to bankruptcy, insolvency, winding-up or adjustment of debts and does not commence a challenge, appeal or seek to set aside such decision within 15 days after receipt of notice of such decision and proceed vigorously thereafter with such challenge.

9.             Rights on Default.  On Default and so long as such Default is continuing, the security constituted by this Agreement will be enforceable, and the Investor may, personally or by agent do any one or more of the following:

(a)           Rights under PPSA, etc.  Exercise all of the rights and remedies granted to secured parties under the PPSA and any other applicable statute, or otherwise available to the Investor at law or in equity.

(b)           Take Possession.  Take possession of any or all of the Collateral in which event the Company will, at the expense of the Investor, cause the Collateral designated by the Investor to be assembled and made available and/or delivered to the Investor at any place designated in writing by the Investor.

(c)           Take Possession.  Enter on any premises where any Collateral is located and take possession of, disable or remove such Collateral by any method permitted by law.

(d)           Use of Collateral.  Hold, store and keep idle, or operate, lease or otherwise use or permit the use of any or all of the Collateral for such time and on such terms as the Investor acting reasonably, may determine, and demand, collect and retain all earnings and other sums due or to become due from any Person in respect of any of the Collateral.

(e)           Carry on Business.  Carry on, or concur in the carrying on of, any or all of the business or undertaking of the Company and enter on, occupy and use (without charge by the Company) any of the premises, buildings, plant and undertaking of, or occupied or used by, the Company.

(f)            Deal with Collateral.  Seize, collect, receive, enforce, repair, process, modify, complete or otherwise deal with any Collateral in such reasonable manner, on such terms and conditions and at such times as the Investor deems advisable.

(g)           Dispose of Collateral.  Realize on any or all of the Collateral and sell, lease, assign, give options to purchase, or otherwise dispose of and deliver any or all of the Collateral (or contract to do any of the above), in one or more parcels at any public or private sale, at any exchange, broker’s board or office of the Investor or elsewhere, on such terms and conditions as the Investor may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery.

(h)           Court-Approved Disposition of Collateral.  Apply to a court of competent jurisdiction for the sale or foreclosure of any or all of the Collateral.

(i)            File Claims.  File such proofs of claim or other documents as may be necessary or desirable to have the Investor’s claim lodged in any bankruptcy, winding-up, liquidation, dissolution or other proceedings (voluntary or otherwise relating to the Company).

(j)            Purchase by Investor.  At any public sale, and to the extent permitted by law on any private sale, bid for and purchase any or all of the Collateral offered for sale and, upon compliance with the terms of such sale, hold, retain and dispose of such Collateral without any further accountability to the Company or any other Person with respect to such holding, retention or disposition, except as required by law.

(k)           Payment of Indebtedness.  Pay any liability secured by any Security Interest against any Collateral.  The Company will upon request reimburse the Investor for all such payments, such payments will form part of the Indebtedness and will be secured by the Security Interests created by this Agreement.

(l)            Appointment of Receiver Pursuant to Agreement.  Appoint by instrument in writing one or more Receivers over the Company or any or all of the Collateral with such rights, powers and authority (including any or all of the rights, powers and authority of the Investor under this Agreement) as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such Receiver from time to time.  To the extent permitted by applicable law, any Receiver appointed by the Investor will (for purposes relating to responsibility for the Receiver’s acts or omissions) be considered to be the agent of the Company and not of the Investor.  The Investor may from time to time fix the Receiver’s remuneration and the Company will be obliged to pay to the Investor, acting reasonably, the amount of such remuneration.

(m)          Court-Appointed Receiver.  Apply to a court of competent jurisdiction for the appointment of a Receiver of the Company or of any or all of the Collateral.

10.           Enforcement of Security.  Notwithstanding any other provision in this Agreement, the Investor agrees that in enforcing the security constituted by this Agreement, the Investor shall exercise the remedies available to it in the following order:

(a)           firstly, against the EDC Policy proceeds for up to $350,000 of amounts owing to the Investor under the Note; and

(b)           secondly, against other Collateral.

11.           Application of Proceeds.  All Proceeds of Collateral received by the Investor or by a Receiver may be applied to discharge or satisfy expenses (including the Receiver’s remuneration and other reasonable expenses of enforcing the Investor’s rights under the Security Documents) including but not limited to borrowings, taxes and other outgoings affecting the Collateral or which are considered advisable by the Investor or the Receiver to protect, preserve, repair, process, maintain or enhance the Collateral or prepare it for sale, lease or other disposition, or to keep in good standing any Security Interests on the Collateral ranking in priority to any of the Security Interests created by this Agreement, or to sell, lease or otherwise dispose of the Collateral.  The balance of such Proceeds may be held as collateral security for the Indebtedness or be applied to such of the Indebtedness (whether or not the same are due and payable) in such manner and at such times as the Investor considers appropriate and thereafter will be accounted for as required by law.

12.           Continuing Liability of Company.  The Company will remain liable for any Indebtedness that are outstanding following realization of all or any part of the Collateral and the application of the Proceeds thereof.

13.           Investor’s Appointment as Attorney-in-Fact.  The Company constitutes and appoints the Investor, and any officer or agent of the Investor, with full power of substitution, as the Company’s true and lawful attorney-in-fact with full power and authority in the place of the Company and in the name of the Company or in its own name, from time to time in the Investor’s discretion after a Default and only for so long as such Default is continuing, to take any and all appropriate action and to execute any and all documents and instruments as, in the opinion of such attorney acting reasonably, may be necessary or desirable to accomplish the purposes of this Agreement.  These powers are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created by this Agreement are released.  Nothing in this section affects the right of the Investor or any other Person, to sign and file or deliver (as applicable) all such financing statements, financing change statements, notices, verification agreements and other documents relating to the Collateral and this Agreement as the Investor or such other Person considers appropriate, acting reasonably.

14.           Performance by Investor of Company’s Obligations.  If the Company fails to perform or comply with any of its obligations under this Agreement, the Investor may, but need not, perform or otherwise cause the performance or compliance of such obligation, provided that such performance or compliance will not constitute a waiver, remedy or satisfaction of such failure.  The reasonable expenses of the Investor incurred in connection with any such performance or compliance will be payable by the Company to the Investor, any such reasonable expenses will form part of the Indebtedness and will be secured by the Security Interests created by this Agreement.

15.           Right of Set-Off.  The Investor may at any time and from time to time after the occurrence of a Default, upon notice to the Company or any other Person, set-off, appropriate and apply any and all indebtedness and liabilities of the Investor to the Company, liquidated, unliquidated, contingent, matured or unmatured, against and on account of any Indebtedness of any kind whatsoever, including for greater certainty liquidated, unliquidated, contingent, matured or unmatured, in such order of application as the Investor shall from time to time determine.

16.           Rights of Investor and Limitations on Investor’s Obligations.

(a)           Limitations on Investor’s Liability.  The Investor will not be liable to the Company or any other Person for any failure or delay in exercising any of its rights under this Agreement (including any failure to take possession of, collect, sell, lease or otherwise dispose of any Collateral, or to preserve rights against prior parties). Neither the Investor nor a Receiver (including, in Alberta, any sheriff) is required to take, or will have any liability for any failure to take or delay in taking, any steps necessary or advisable to preserve rights against other Persons under any Collateral in its possession.  Neither the Investor nor any Receiver will be liable for any, and the Company will bear the full risk of all, loss or damage to any and all of the Collateral (including any Collateral in the possession of the Investor or any Receiver) caused for any reason other than the gross negligence or wilful misconduct of the Investor or such Receiver.

(b)           Company Remains Liable under Accounts and Contracts.  Notwithstanding any provision of this Agreement, the Company will remain liable under each of the Accounts and Contracts to observe and perform all the conditions and obligations to be observed and performed by the Company thereunder, all in accordance with the terms of any agreement giving rise to each such Account or in accordance with and pursuant to the terms and provisions of each such Contract.  Neither the Investor nor any Receiver have any obligation or liability under any Account (or any agreement giving rise thereto) or Contact by reason of or arising out of this Agreement or the receipt by the Investor of any payment relating to such Account or Contract pursuant hereto, and in particular (but without limitation), the Investor will not be obligated in any manner to perform any of the obligations of the Company under or pursuant to any Account (or any agreement giving rise thereto) or under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto) or under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time.

(c)           Collections on Accounts and Contracts.  The Investor hereby authorizes the Company to collect the Accounts and payments under the Contracts in the normal course of its business and for the purpose of carrying on the same.  All such amounts while held by the Investor and all income in respect thereof will continue to be collateral security for the Indebtedness and will not constitute payment thereof until applied as hereinafter provided.  At such intervals as may be agreed upon by the Company and the Investor, or, if a Default will have occurred and be continuing at any time or from time to time, the Investor will apply all or any part of the accounts and payments collected under the contracts on account of the Indebtedness in such order as the Investor may elect.  At the Investor’s request, the Company will deliver to the Investor any documents evidencing and relating to the agreements and transactions which gave rise to the Accounts and Contracts, including all original orders, invoices and shipping receipts.

17.           Dealings by Investor.  The Investor will not be obliged to exhaust its recourse against any other Person or against any other Security Interests it may hold in respect of the Indebtedness before realizing upon or otherwise dealing with the Collateral in such manner as the Investor may consider desirable.  The Investor may grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges and otherwise deal with any other Person, and with any or all of the Collateral, and with other security and sureties, as the Investor may see fit, all without prejudice to the Indebtedness or to the rights and remedies of the Investor under this Agreement.  The powers conferred on the Investor under this Agreement are solely to protect the respective interests of the Investor in the Collateral and will not impose any duty upon the Investor to exercise any such powers.

18.           Additional Security.  The Security Interests created by this Agreement are in addition and without prejudice to any other Security Interests now or later held by the Investor.  No Security Interests held by the Investor will be exclusive of or dependent upon or merge in any other Security Interests, and the Investor may exercise its rights under such Security Interests independently or in combination.

19.           Release of Information.  The Company authorizes the Investor to provide a copy of this Agreement and such other information as may be requested of the Investor by Persons entitled thereto pursuant to any applicable legislation.

20.           Waivers.  The Investor may, in whole or in part, waive any breach of any of the provisions of this agreement by the Company, any default by the Company in the payment or performance of any of the Indebtedness or any of its rights and remedies whether provided for hereunder or otherwise provided that no such waiver shall be considered to have been given unless given expressly by the Investor to the Company in writing.  No waiver given in accordance with this section shall be a waiver of any other or subsequent breach by the Company of any of the provisions of this Agreement, of any other or subsequent default by the Company in the payment or performance of any of the Indebtedness or any of the other rights and remedies of the Investor whether provided for herein or otherwise.

21.           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in such Province and will be treated, in all respects, as a contract of such Province.

22.           Conflict. To the extent that any term, condition, representation, covenant or other provision contained in this Agreement conflicts with, any term, condition, representation, covenant or other provision contained in the Secured Convertible Note, then the relevant term, condition, representation, covenant or other provision of this Agreement shall govern.

23.           Interpretation.  The division of this Agreement into sections and paragraphs, and the insertion of headings, is for convenience of reference only and will not affect the construction or interpretation of this Agreement.  Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders and neuter.  When used in this Agreement, the word “including” (or “includes”) means “including (or “includes”) without limitation”.  Any reference in this Agreement to a “Section” or a “Schedule” means the relevant section or schedule of this Agreement unless the context specifically provides otherwise.

24.           Successors and Assigns.  This Agreement will enure to the benefit of, and be binding on, the Company and its successors and assigns, and will enure to the benefit of, and be binding on, the Investor and its successors and assigns.  The Company may not assign this Agreement, or any of its rights or obligations under this Agreement, without the prior written consent of the Investor, which consent shall not be unreasonably withheld.  However, the Investor in its sole discretion, may withhold its consent to a proposed assignment by the Company which is reasonably considered an arbitrary assignment by the Company.

25.           Acknowledgement of Receipt/Waiver.  The Company acknowledges receipt of an executed copy of this Agreement and, to the extent permitted by applicable law, waives the right to receive a copy of any financing statement, financing change statement or verification statement in respect of any registered financing statement or financing change statement prepared, registered or issued in connection with this Agreement.

26.           Severability.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

27.           Listings of Collateral.  Any schedules, documents or listings provided to the Investor which summarize or describe any after acquired Collateral shall form part of this Agreement.

SIGNATURE PAGE TO FOLLOW

DATED as of the        day of May, 2004.

ADB SYSTEMS INTERNATIONAL LTD.

By:
Name:
Title:

SCHEDULE “A”

Definitions

“Accessions”, “Account”, “Chattel Paper”, “Consumer Goods”, “Document of Title”, “Equipment”, “Goods”, “Instrument”, “Intangible”, “Inventory”, “Money”, “Motor Vehicles”, “Proceeds”, “Value” and “Securities” have the meanings given to them in the PPSA;

“Agreement” means this General Security Agreement, as amended, modified, supplemented, restated and replaced in writing from time to time;

“Books and Records” means all books, records, files, papers, disks, documents and other repositories of data recording in any form or medium, evidencing or relating to the Collateral which are at any time owned by the Company or to which the Company (or any Person on the Company’s behalf) has access;

“Business Day” means any day other than a Saturday, Sunday, statutory holiday in Ontario or day on which the main branch of the Company’s banking institution in Toronto is closed for business;

“Collateral” means all of the present and future undertaking, Personal Property (including any Personal Property that may be described in any Schedule to this Agreement or any schedules, documents or listings that the Company may from time to time provide to the Investor in connection with this Agreement) of the Company (including all such Personal Property at any time owned, leased, licensed, possessed or acquired by the Company, or in which the Company at any time has any interest or to which the Company is or may at any time become entitled), Contracts, Intellectual Property Rights, and all Proceeds thereof, in any such case wherever located;

“Company” means ADB Systems International Ltd;

“Contracts” means all existing and future contracts, licenses and agreements to which the Company is at any time a party or pursuant to which the Company has at any time acquired rights, as such contracts, licenses and agreements may from time to time be amended or restated and includes (i) all rights of the Company to receive money due and to become due to it in connection with a contract licence or agreement; (ii) all rights of the Company to damages arising out of, or for breach or default in respect of, a contract, licence or agreement; and (iii) all rights of the Company to perform and exercise all remedies in connection with a contract, licence or agreement;

“Default” has the meaning ascribed in Section 8 of this Agreement;

“EDC Policy” means the Company’s receivable insurance policy with Export Development Canada, which insures 90% of the Company’s worldwide accounts receivable;

“Excluded Collateral” means the last day of the term of any real property lease and any Intellectual Property Right or Permit where the grant of a Security Interest therein without consent would result in the breach or termination thereof, unless such consent is obtained;

“Indebtedness” means all present and future indebtedness, liabilities and obligations whether direct or indirect, joint or several, absolute or contingent, matured or unmatured of the Company to the Investor wherever and however incurred, including principal, interests, charges, fees, costs and expenses however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Secured Convertible Note and/or the Security Documents;

“Intellectual Property Rights” means all industrial and intellectual property rights, including all trade-marks, trade names, corporate names, company names, business names, logos, websites (including, without limitation, all URLs (uniform resource locators) and any and all copyrights, software, coding and codes associated therewith) and other sources of business identifiers, customer lists, subscriber lists and the goodwill associated therewith, including registrations, recordings and applications with the Canadian Intellectual Property Office and any similar government office or agency in other countries, all copyrights and industrial designs in all works, including all drawings and computer programs, all patents, proprietary technology, rights to inventions whether patentable or otherwise, trade secrets, confidential information and other processes and all registrations, recordings applications for the foregoing, all licenses currently in force or may in the future be in force which authorizes the licensee to make, use, offer for sale, sell or advertise wares or services in connection with issued or pending applications for one or more patents, trade-marks, industrial designs, or in association with licensed know-how, trade secrets, confidential information and computer programs, the right to sue parties for past, present and future infringements or dilution of Intellectual Property Rights and associated goodwill, all Contracts related to any such industrial and intellectual property rights including those trade-marks set out in Schedule “D” and all reissues, continuations or extensions of any of the foregoing;

“Investor” means Stonestreet Limited Partnership;

“Permitted Security Interests” means (i) the Security Interests set out in Schedule “C” and (ii) the security interests granted by the Company to the parties listed in Schedule “E”;

“Permits” means all permits, licenses, authorizations, approvals, franchises, rights-of-way, easements and entitlements that the Company has, requires or is required to have, to own, possess or operate any of its property or to operate and carry on any part of its business;

“Person” will be broadly interpreted and includes an individual, a corporation, a limited liability company, a partnership, a trust, a joint venture, an association, an unincorporated organization, the government of a country or any political subdivision thereof, any agency or department of any such government, a regulatory agency or any other entity and the heirs, executors, administrators or other legal representatives of an individual;

“Personal Property” means personal property and includes Accounts, Inventory, Equipment, Books and Records, Chattel Paper, Goods, Documents of Title, Instruments, Intangibles (including Intellectual Property Rights and Permits), Money and Securities, and includes all present and future Accessions to any of the foregoing, but excludes Consumer Goods;

A-2

“PPSA” means the Personal Property Security Act of the Province of Ontario, as amended, renamed or replaced from time to time (and includes all regulations from time to time made under such legislation);

“Receiver” means a receiver, a manager, a receiver and manager or an agent of the Investor or any Receiver;

“Secured Convertible Note” means the series F 7% secured convertible note in the principal amount of CDN$500,000 issued by the Company to the Investor on the date hereof;

“Securities” has the meaning given to it in the PPSA, or if there is no such meaning given in the PPSA, but the PPSA defines “security” instead, it means the plural of that term;

“Security Documents” means collectively, this Agreement and all other security agreements, guarantees, share pledge agreements, and other agreements, instruments and documents from time to time granted in favour of the Investor as security for or in support of the obligations of the Company under the Secured Convertible Note and the Subscription Agreement, as amended, modified, supplemented, restated and replaced in writing from time to time;

“Security Interest” means any mortgage, charge, pledge, hypothecation, lien (statutory or otherwise), assignment, finance lease, title retention agreement or arrangement, security interest or other encumbrance or adverse claim of any nature, or any other security agreement or arrangement creating in favour of any creditor a right in respect of a particular property or asset;

“Series E Notes” means the series E 11% secured convertible notes in the original aggregate principal amount of CDN$1,000,000 issued by the Company to investors, including the Investor, on August 19, 2003; and

“Subscription Agreement” means the subscription agreement pursuant to which, the Investor subscribes for and the Company accepts the subscription for the Secured Convertible Note.

A-3

SCHEDULE “B”

Chief Executive Office

201-6725 Airport Road

Mississauga, Ontario

L4V 1V2

Principal Places of Business

201-6725 Airport Road

Mississauga, Ontario

L4V 1V2

SCHEDULE “C”

ADDITIONAL PERMITTED SECURITY INTERESTS

“Permitted Security Interests” means with respect to any property or asset of any Person:

(a)           Security Interests for provincial or municipal taxes, charges, rates and assessments not yet due or, if due, the validity of which is being contested in good faith and Security Interests for the excess of the amount of any past due taxes for which a final assessment has not been received over the amount of such taxes as estimated and paid by such Person;

(b)           the Security Interests of any judgement rendered or claim filed against the Company or its property which it shall be contesting in good faith and in respect of which there shall have been deposited with an arms-length Person acceptable to the Investor, acting reasonably, cash, security or a surety bond satisfactory to such arms-length Person in an amount sufficient to pay such judgement or claim;

(c)           defects or irregularities of title which do not in the aggregate materially impair the value of the property to which they related or interfere with the use of the property to which they relate for the purposes for which it is held by such Person;

(d)           pledges or deposits to secure payment of workers’ compensation, good faith deposits in connection with tenders, contracts (other than contracts for the repayment of moneys borrowed) or leases, deposits to secure public or statutory obligations, deposits to secure or in lieu of surety or appeal bonds, and pledges or deposits for similar purposes in the ordinary course of business;

(e)           purchase money security interests;

(f)            Security Interests granted by the Company during the one year period following the date of this Agreement to third party creditors to secure indebtedness which is permitted under Section 7 of the Subscription Agreement;

(g)           Security Interests granted by the Company to third party creditors to secure indebtedness which is incurred on or after the one year anniversary date of this Agreement; and

(h)           any other Security Interests accepted from time to time by the Investor in writing.

SCHEDULE “D”

Intellectual Property Rights

Owned Intellectual Property (Trade-marks only)

SCHEDULE “E”

Permitted PPSA Registrations

File Number:	084987306
Registration Number:	20021104151100439461
20021108165217583169
20030826182015316880
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Jeff Lymburner

File Number:	888880464
Registration Number:	20021104144390654204
20021108165217583161
20030826182015316881
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Christopher Bulger

File Number:	888880518
Registration Number:	20021104144390654209
20021108165217583166
20031021145615300346
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Kenneth Sparfel, Kelly Sparfel

File Number:	881960004
Registration Number:	20020510181117159588
20030826092017152348
Debtor Name:	ADB Systems International Inc.
Secured Party:	Xerox Canada Ltd.

File Number:	897234246
Registration Number:	20030812145215303748
Debtor Name:	ADB Systems International Ltd.
Secured Party	Stonestreet Limited Partnership

File Number:	897234255
Registration Number:	20030812145215303749
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Greenwich Growth Fund Ltd.

File Number:	897592122
Registration Number:	20030825184115313987
Debtor Name:	ADB Systems International Ltd.
Secured Party	Canaccord Capital Corp.
ITF Janet Harrop A/C 133388S7

File Number:	897592131
Registration Number:	20030825184115313988
Debtor Name:	ADB Systems International Ltd.
Secured Party	Canaccord Capital Corp.
ITF Christopher Harrop A/C 133384S6

File Number:	897592149
Registration Number:	20030825184115313989
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Robb, Michael

File Number:	897592158
Registration Number:	20030825184115313990
Debtor Name:	ADB Systems International Ltd.
Secured Party:	Mokos, James

File Number:	897592167
Registration Number:	20030825184115313991
Debtor Name:	ADB Systems International Ltd.
Secured Party	Gundyco ITF Paul Godin RRSP A/C 59121001-11

File Number:	897592176
Registration Number:	20030825184115313992
Debtor Name:	ADB Systems International Ltd.
Secured Party	Hellesto, Arne

E-2